Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders

Nuveen Massachusetts Premium Income Municipal Fund
811-07486


An annual meeting of shareholders was held in the offices of Nuveen Investments on September 11, 2014 for the above-referenced fund. At this meeting the shareholders were asked to vote to approve a new investment management agreement, to approve a new sub-advisory agreement and to elect Board Members.


The results of the shareholder votes
are as follows:

    Common and Preferred shares
 voting together as a class
To approve a new investment
management agreement


   For
           4,690,769
   Against
              105,615
   Abstain
              203,337
   Broker Non-Votes
           1,636,041
      Total
           6,635,762


To approve a new sub-advisory
agreement


   For
           4,688,245
   Against
              104,779
   Abstain
              206,697
   Broker Non-Votes
           1,636,041
      Total
           6,635,762




Proxy materials are herein incorporated by reference to the SEC filing under Conformed Submission Type DEF 14A, accession number 0001193125-14-266372, on July 11, 2014.